Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full Year 2024 Financial and Operating Results and Provides 2025 Operational and Financial Guidance

OKLAHOMA CITY (February 25, 2025) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2024 and provided its 2025 outlook.

Full Year 2025 Outlook

●	Optimized development program and portfolio allocation expected to drive capital efficiencies and deliver strong corporate margins

●	Estimate net daily liquids production increase of over 30%(1) compared to full year 2024, with a range of 18.0 to 20.5 MBbl per day

●	Expect to deliver flat year-over-year net daily equivalent production with a range of 1.04 Bcfe to 1.065 Bcfe per day

●	Full-year drilling and completion capital per foot of completed lateral expected to decrease by approximately 20% when compared to full year 2024, including approximately 10% well cost reductions

●	Plan to invest total base capital expenditures of $370 million to $395 million, including $35 million to $40 million on maintenance leasehold and land investment

●	Plan to continue to allocate substantially all adjusted free cash flow(2), excluding acquisitions, toward common share repurchases

“Building on our momentum from last year, the 2025 development program reflects significant efficiency gains that we expect will allow us to increase operated activity while maintaining total base capital invested and improve our annual operated D&C capital per foot of completed lateral by approximately 20% when compared to 2024. The 2025 plan highlights our transition from delineation to development mode in the Marcellus and includes development targeting the Utica lean condensate acreage recently acquired through our discretionary acreage acquisitions. We forecast this activity to deliver total net liquids production growth of over 30% year over year, increasing our liquids production, as a percent of total production, to double digits and positioning the Company to capture a significant increase in expected adjusted free cash flow generation while maintaining exposure to an improving natural gas environment. The Company plans to remain consistent in our adjusted free cash flow allocation framework and will continue to return substantially all of our 2025 adjusted free cash flow, excluding discretionary acreage acquisitions, through common stock repurchases,” commented John Reinhart, President and CEO.

Fourth Quarter 2024

●	Delivered total net production of 1.06 Bcfe per day

●	Produced total net liquids production of 16.2 MBbl per day, an increase of 7% over third quarter 2024 and 13% over fourth quarter 2023

●	Incurred capital expenditures, excluding discretionary acreage acquisitions, of $56.3 million, below analyst consensus expectations

●	Reported $273.2 million of net loss, $85.4 million of adjusted net income(2) and $202.8 million of adjusted EBITDA(2), above analyst consensus expectations

●	Generated $148.8 million of net cash provided by operating activities and $125.2 million of adjusted free cash flow(2)

●	Closed on opportunistic discretionary acreage acquisitions totaling $6.0 million

●	Repurchased 491 thousand shares of common stock for approximately $80.1 million

Full Year 2024 and Recent Highlights

●	Delivered total net production of 1.05 Bcfe per day

●	Produced total net liquids production of 14.4 MBbl per day

●	Incurred capital expenditures, excluding discretionary acreage acquisitions, of $385.3 million, below analyst consensus expectations

●	Reported $261.4 million of net loss, $282.5 million of adjusted net income(2) and $731.1 million of adjusted EBITDA(2), above analyst consensus expectations

●	Generated $650.0 million of net cash provided by operating activities and $256.8 million of adjusted free cash flow(2)

●	Maintained a strong balance sheet and low financial leverage, with liquidity at December 31, 2024 totaling $899.7 million

●	Expanded common stock repurchase authorization by 54% percent to a total of $1.0 billion, with approximately $406.8 million(3) remaining

●	Returned substantially all full-year adjusted free cash flow(2), excluding discretionary acreage acquisitions, to shareholders by repurchasing 1.2 million shares of common stock for approximately $184.5 million

●	Allocated $44.8 million toward discretionary acreage acquisitions, expanding high-quality resource base and adding over a year of Utica liquids-rich inventory at current development pace

●	Achieved significant operational efficiencies in the Utica, with average drilling footage per day and completion hours pumped per day improving by approximately 10% and 25% year-over-year, respectively

Reinhart continued, “Gulfport’s 2024 development program delivered attractive results highlighted by our high-quality resource base and the continued improvement of operating efficiencies leading to strong financial results for the full year. We repurchased approximately 7% of our total common shares outstanding through our ongoing stock repurchase program while maintaining a strong balance sheet and continuing accretive inventory additions in the Utica liquids-rich window, adding over a year of largely lean condensate inventory. After adjusting for adjusted free cash flow utilized for discretionary acreage acquisitions, the Company allocated substantially all of our adjusted free cash flow to repurchasing our common stock during 2024, returning approximately 96% of our adjusted free cash flow to shareholders throughout the year.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	Assumes midpoint of 2025 guidance.

2.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

3.	As of February 20, 2025.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the full year of 2024:

	Year Ended December 31, 2024
	Gross	Net	Lateral Length
Spud
Utica	20	19.7	15,300
SCOOP	2	1.8	11,500

Drilled
Utica	18	17.4	16,000
SCOOP	3	2.4	12,400

Completed
Utica	16	15.4	17,800
SCOOP	3	2.4	12,400

Turned-to-Sales
Utica	16	15.4	17,800
SCOOP	3	2.4	12,400

Gulfport’s net daily production for the full year of 2024 averaged 1.05 Bcfe per day, primarily consisting of 841.7 MMcfe per day in the Utica and Marcellus and 212.4 MMcfe per day in the SCOOP. For the full year of 2024, Gulfport’s net daily production mix was comprised of approximately 92% natural gas, 6% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Production
Natural gas (Mcf/day)	958,075	976,820	967,633	959,743
Oil and condensate (Bbl/day)	5,229	3,498	3,986	3,733
NGL (Bbl/day)	11,004	10,923	10,431	12,018
Total (Mcfe/day)	1,055,472	1,063,341	1,054,136	1,054,251
Average Prices
Natural gas:
Average price without the impact of derivatives ($/Mcf)	$2.51	$2.37	$2.02	$2.37
Impact from settled derivatives ($/Mcf)	$0.48	$0.54	$0.80	$0.42
Average price, including settled derivatives ($/Mcf)	$2.99	$2.91	$2.82	$2.79
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$65.05	$73.47	$69.64	$73.27
Impact from settled derivatives ($/Bbl)	$0.70	$(3.32)	$0.11	$(2.53)
Average price, including settled derivatives ($/Bbl)	$65.75	$70.15	$69.75	$70.74
NGL:
Average price without the impact of derivatives ($/Bbl)	$31.59	$26.65	$29.56	$27.29
Impact from settled derivatives ($/Bbl)	$(0.61)	$2.72	$(0.56)	$2.07
Average price, including settled derivatives ($/Bbl)	$30.98	$29.37	$29.00	$29.36
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.93	$2.69	$2.41	$2.73
Impact from settled derivatives ($/Mcfe)	$0.43	$0.51	$0.73	$0.40
Average price, including settled derivatives ($/Mcfe)	$3.36	$3.20	$3.14	$3.13
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.20	$0.17	$0.18	$0.18
Taxes other than income ($/Mcfe)	$0.08	$0.08	$0.08	$0.09
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.91	$0.91	$0.91	$0.91
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.15	$0.15	$0.13	$0.12
Interest expenses ($/Mcfe)	$0.16	$0.16	$0.16	$0.15

Capital Investment

Capital investment was $385.3 million (on an incurred basis) for the full year of 2024, of which $327.4 million related to drilling and completion (“D&C”) activity and $57.9 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $44.8 million in discretionary acreage acquisitions.

Common Stock Repurchase Program

Gulfport repurchased approximately 491 thousand shares of common stock during the fourth quarter for approximately $80.1 million. As of February 20, 2025, the Company had repurchased approximately 5.6 million shares of common stock at a weighted average price of $105.57 per share since the program initiated in March 2022, totaling approximately $593.2 million in aggregate. The Company currently has approximately $406.8 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of December 31, 2024, Gulfport had approximately $1.5 million of cash and cash equivalents, $38.0 million of borrowings under its revolving credit facility, $63.8 million of letters of credit outstanding, $25.7 million of outstanding 2026 senior notes and $650.0 million of outstanding 2029 senior notes.

Gulfport’s liquidity at December 31, 2024, totaled approximately $899.7 million, comprised of the $1.5 million of cash and cash equivalents and approximately $898.2 million of available borrowing capacity under its revolving credit facility.

During 2024, the Company paid $4.2 million of cash dividends to holders of its preferred stock.

2025 Guidance

Gulfport released operational guidance and outlook for the full year 2025, including full year expense estimates and projections for production and capital expenditures. Gulfport’s 2025 guidance assumes commodity strip prices as of January 27, 2025, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2025
	Low	High
Production
Average daily gas equivalent (MMcfe/day)	1,040	1,065
Average daily liquids production (MBbl/day)	18.0	20.5
% Gas	~89%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.20)	$(0.35)
NGL (% of WTI)	40%	50%
Oil (differential to NYMEX WTI) ($/Bbl)	$(5.50)	$(6.50)

Expenses
Lease operating expense ($/Mcfe)	$0.19	$0.22
Taxes other than income ($/Mcfe)	$0.08	$0.10
Transportation, gathering, processing and compression ($/Mcfe)	$0.93	$0.97
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.12	$0.14

	Total
Capital expenditures (incurred)	(in millions)
Operated D&C	$335	$355
Maintenance leasehold and land	$35	$40
Total base capital expenditures	$370	$395

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.

(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Estimated Proved Reserves

Gulfport reported year end 2024 total proved reserves of 4.0 Tcfe, consisting of 3.4 Tcf of natural gas, 22.1 MMBbls of oil and 80.1 MMBbls of natural gas liquids. Gulfport’s year end 2024 total proved reserves decreased approximately 6% when compared to its 2023 total proved reserves, largely a result of downward revisions associated with commodity price changes.

The table below provides information regarding the components driving the 2024 net proved reserve adjustments:

Total (Bcfe)
Proved Reserves, December 31, 2023	4,214
Extensions and discoveries	547
Revisions - performance, ownership and other assumptions	82
Price revisions	(488)
Current production	(386)
Proved Reserves, December 31, 2024	3,969

Proved developed reserves totaled approximately 2,109 Bcfe as of December 31, 2024 or approximately 53% of Gulfport’s proved reserves. Proved undeveloped reserves totaled approximately 1,861 Bcfe as of December 31, 2024.

The table below summarizes the Company’s 2024 net proved reserves:

	December 31, 2024
	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (Bcfe)
Utica & Marcellus
Proved developed(1)	4	1,427	8	1,498
Proved undeveloped(1)	13	1,189	36	1,480
Total proved(1)	17	2,616	44	2,978

SCOOP
Proved developed	4	451	23	611
Proved undeveloped	2	289	13	380
Total proved	5	740	36	991

Total
Proved developed	7	1,879	31	2,109
Proved undeveloped	15	1,478	49	1,861
Total proved	22	3,356	80	3,969

Totals may not sum or recalculate due to rounding.

(1)	Includes approximately 12 Bcfe and 174 Bcfe of net developed and undeveloped reserves, respectively, located in the Marcellus target formation.

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

	December 31, 2024
	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net revenue(1)	$1,620	$1,876	$3,496
Present value of estimated future net revenue (PV-10)(1)	$1,059	$699	$1,757
Standardized measure(1)			$1,747

Totals may not sum due to rounding.

(1)	Estimated future net revenue represents the estimated future revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2024, and assuming commodity prices as set forth below. For the purpose of determining prices used in our reserve reports, we used the unweighted arithmetic average of the prices on the first day of each month within the 12-month period ended December 31, 2024. The prices used in our PV-10 measure were the average WTI Spot price of $76.32 per barrel and the average Henry Hub Spot price of $2.13 per MMBtu, before basis differential adjustments. These prices should not be interpreted as a prediction of future prices, nor do they reflect the value of our commodity derivative instruments in place as of December 31, 2024. The amounts shown do not give effect to non-property-related expenses, such as corporate general and administrative expenses and debt service, or to depreciation, depletion and amortization. The present value of estimated future net revenue typically differs from the standardized measure because the former does not include the effects of estimated future income tax expense of $10 million as of December 31, 2024.

Management uses PV-10, which is calculated without deducting estimated future income tax expenses, as a measure of the value of the Company’s current proved reserves and to compare relative values among peer companies. We also understand that securities analysts and rating agencies use this measure in similar ways. While estimated future net revenue and the present value thereof are based on prices, costs and discount factors which may be consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP.

A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented above. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.

Fourth Quarter and Full Year 2024 Conference Call

Gulfport will host a teleconference and webcast to discuss its fourth quarter and full year 2024 results, as well as its 2025 outlook, beginning at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, February 26, 2025.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from February 26, 2025 to March 12, 2025, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13751354.

Financial Statements and Guidance Documents

Fourth quarter and full year 2024 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2024 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550